Exhibit  99

FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance Revises Earnings Guidance for Fourth Quarter 2003;
Revenue to Meet Management Expectations

     PHOENIX – October 22, 2003 – Action Performance Companies, Inc. (NYSE: ATN), announced that while preliminary financial information indicates that revenues for the fourth quarter ended September 30, 2003 will approximate $104 - $106 million, within management’s previously reported revenue guidance range, earnings will not meet management’s announced expectations.

     While final figures for the quarter are not yet available, preliminary indications are that earnings per share for the fiscal fourth quarter will be less than 50 percent of the company’s previously reported EPS guidance.

     This shortfall in earnings results primarily from a decline in gross margins, as well as increases in certain operating expenses.

     Gross margins were negatively impacted by close out sales and price reductions in order to meet management’s goal of reducing inventories in anticipation of the end of the race season and the change in NASCAR title sponsorship from Winston Cup to Nextel. In addition, margins were negatively impacted by increased freight costs, a change from anticipated product sales mix and liquidation of certain driver inventories due to the unusually high number of driver changes during the 2003 NASCAR season.

     The increase in certain operating expenses is primarily due to higher creative and promotion expenses, as well as the conclusion of an arbitration proceeding, increased commissions and other variable selling expenses.

     Action’s CFO, David Martin, stated that “the gross margin impact of our inventory reduction program was greater than anticipated. However, we have achieved our goal of reducing September 30, 2003 inventory levels, excluding inventories acquired in the Funline acquisition, to approximate 2002 levels. Further, Action’s cash position remains a strong $50 million, even after disbursing $15 million cash in September to close the Funline acquisition.”

     Management will offer additional details on the fourth quarter and fiscal year 2003 results in its customary year-end earnings release and conference call in early November.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, and other risks discussed in the Company’s Form 10-K, dated September 30, 2002, on file with the U.S. Securities and Exchange Commission.

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